Exhibit A(6)(c)

AMENDMENT

to the

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDMENT, effective as of March 26, 2014, by and among Equinox Group Distributors, LLC, a Delaware limited liability company (the “Company”), and Equinox Financial Group, LLC, a Delaware limited liability company (“Member”).

WHEREAS, the Company and Member are parties to that certain Amended and Restated Limited Liability Company Agreement, effective January 13, 2012, by and between the Company and Member (the “Agreement”).

WHEREAS, the Company has requested that Member amend the Agreement to update the officers of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)	Exhibit A is hereby deleted in its entirety and replaced with Exhibit A attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

MEMBER:

EQUINOX FINANCIAL GROUP, LLC

By:	/s/ John Pallat
Name:	John Pallat
Title:	Member

THE COMPANY:

EQUINOX GROUP DISTRIBUTORS, LLC
By: Equinox Financial Group, LLC, its sole Member

By:	/s/ John Pallat
Name:	John Pallat
Title:	Member

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EXHIBIT A

Officers

Name	Title
Robert Enck	President
Mark Nassi	Financial Operations Principal
Juanita Hanley	Chief Compliance Officer
Phil Liu	General Counsel

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